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                                                                     EXHIBIT 5.1

             [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]

                                                            212-859-8164
July 16, 1998                                           (FAX: 212-859-8586)

Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260

Ladies and Gentlemen:

     We are acting as special counsel to Allied Waste Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement (the "462(b) Registration Statement") pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Act"), relating to the registration of an additional 1,956,665 shares of the Company's common stock, par value $.01 per share (the "Shares"), issuable in connection with an acquisition transaction for which the Company is issuing (i) all remaining shares of Common Stock previously registered under its Registration Statement on Form S-4 (the "Registration Statement") (File No. 333-52501) plus
(ii) the 1,956,665 Shares being registered under the 462(b) Registration Statement.

     In connection with this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon certificates and statements of public officials, officers or representatives of the Company and others.

     Based upon the foregoing, and subject to the limitations set forth herein, we are of the opinion that the Shares, (i) when the 462(b) Registration Statement has become effective under the Act, (ii) when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company's Amended and Restated Certificate of Incorporation and (iii) when the Shares are issued and delivered against payment

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Allied Waste Industries, Inc.                                     July 16, 1998


therefor for an amount in excess of the par value thereof, will be validly issued, fully paid and non-assessable.

     The opinion expressed herein is limited to the federal laws of the United States, and to the extent required by the foregoing opinion, the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                      Very truly yours,


                                      FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


                                      By: /s/ DAVID GOLAY
                                          ------------------
                                          David Golay